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                                                                    EXHIBIT 23.1

                                                 [Stone & Webster Letterhead]

June 27, 2000

AES Red Oak, L.L.C.
1001 North 19th Street
Arlington, Virginia  22209

Re:     AES Red Oak Project

Dear Sirs:

            Stone & Webster Management Consultants, Inc. hereby submits our Independent Technical Consultant's Report of the AES Red Oak Project (the "Project"), dated March 10, 2000 (the "Report"). We understand that our Report will be used by (i) purchasers of AES Red Oak L.L.C.'s (a) 8.54% Senior Secured Exchange Bonds Series A due 2019 (the "Series A Bonds") and (b) 9.20% Senior Secured Exchange Bonds Series B due 2029 (the "Series B Bonds," and together with the Series A Bonds, the "Bonds") and (ii) subsequent purchasers of the Bonds, in evaluating the technical, operating, and economic aspects of the Project, and that it will be included, in reliance upon our experience in the review of the design, construction, and operation of electric generating facilities, as an appendix to the Prospectus included in a Registration Statement on Form S-4 which will be filed with the Securities and Exchange Commission by AES Red Oak, L.L.C. in connection with the exchange of outstanding
(a) 8.54% Senior Secured Bonds Series A due 2019 and (b) 9.20% Senior Secured Bonds Series B due 2029 for (a) Series A Bonds and (b) Series B Bonds, respectively. We hereby consent to such inclusion and to the reference to us as experts under the heading "Experts" in the Prospectus.


                                Very truly yours,



                             /s/ Debra Richert for K. H. Applewhite
                             ----------------------------------------
                             Name: K. H. Applewhite
                             Title: Vice President